ADVANCED SERIES TRUST

AST Academic Strategies Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 25th day of June, 2010 between Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) (AST), a Maryland corporation (together, the Co-Managers), AQR Capital Management, LLC (AQR), a Delaware limited liability company, and CNH Partners, LLC (CNH, and together with AQR, the Subadviser), a Delaware limited liability company.

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), provided that the Subadviser shall have been provided ten days’ prior notice of any changes to the investment objectives, policies and restrictions of the Trust that would materially affect Subadviser’s management of such portion of the Trust’s portfolio as delegated to Subadviser, and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and shall determine from time to time what investments, securities, and other financial instruments will be purchased, retained, sold or loaned by the Trust in accordance with the Trust’s investment objectives, policies and restrictions as stated in the Prospectus. In addition, the Subadviser shall determine what portion of the assets of the Trust will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Second Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust’s valuation procedures as provided to it by the Co-Managers (collectively, the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, assist the Co-Managers with the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents as well as provide the Subadviser a commercially reasonable time period to implement such policies adopted by the Board of Trustees of the Trust and such adopted policies and procedures will not require the Subadviser to violate any federal or state law, rule, or regulation. Notwithstanding the foregoing, Subadviser shall implement such policies and procedures so as to satisfy any related compliance date established by the Commission, any other governmental agency or authority, or any self-regulatory agency.

(iii) Subject to any other written instructions of the Board of Trustees or the Co-Managers, the Subadviser is hereby appointed as the Trust’s agent and attorney-in-fact with authority to act in regard to the investment, reinvestment and management of the Trust’s assets, including, but not limited to (A) the authority to place orders for the execution of such securities transactions with or through such brokers, dealers, foreign currency dealer, futures commission merchants, or issuers as the Subadviser may reasonably select; and (B) the authority to execute and enter into brokerage contracts, and other trading agreements on behalf of the Trust and perform such functions as it considers reasonable, necessary, or convenient in order to carry out the purposes of this Agreement; provided that, (X) the Subadviser’s actions in executing such documents shall comply with applicable federal and state laws, rules, and regulations, including those applicable to registered investment advisors and registered investment companies, and the Subadviser’s duties and obligations under this Agreement and the Trust Documents; (Y) the Subadviser shall provide the Co-Managers with substantially final drafts of all such documents, contracts and agreements and allow the Co-Managers to provide comments on such documents, contracts, and agreements; and (Z) the Co-Managers shall approve all prime brokerage agreements, ISDAs, futures and options agreements, and related custody agreements prior to execution. Notwithstanding anything to the contrary in this Agreement and subject to sub-paragraph (a)(iv) below, except as otherwise specified by notice from the Trust to the Subadviser, the Subadviser may place orders for the execution of transactions hereunder with or through any broker, dealer, foreign currency dealer, futures commission merchant, bank or any other agent or counterparty that the Subadviser may select in its own discretion. The Subadviser may make payments of cash, cash equivalents, and securities and other property into brokerage accounts established hereunder as the Subadviser deems desirable or appropriate.

(iv) The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Co-Managers or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(v) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(vi) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations.

(e) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust’s portfolio, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(g) The Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Trust’s portfolio securities and whether those market quotations are reliable for purposes of valuing the Trust’s portfolio securities and determining the Trust’s net asset value per share and promptly notifying the Co-Managers upon the occurrence of any significant event with respect to any of the Trust’s portfolio securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing securities of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including notice of any subscriptions to, or redemptions from the assets allocated to Subadviser, to the extent such notice is provided to the Trust’s other subadvisers, and any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers’ receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Co-Managers. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers. The average daily net assets of the Trust, or portion thereof comprising the assets allocated to Subadviser, shall in all cases be based on calendar days and be computed in accordance with the Trust’s then-current valuation procedures. Compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Co-Managers are paid by the Trust pursuant to the Management Agreement. The Co-Managers shall pay the Subadviser no later than the end of the twentieth (20th) business day following the end of the relevant payment period. If this Agreement is terminated as of any date not the last day of a month, such subadvisory fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Trust or, if less, the portion thereof comprising the assets allocated to Subadviser, in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of calendar days from the beginning of such month to such date of termination bears to the number of calendar days in such month.

AQR agrees and acknowledges that if the Co-Managers pay the entire amount of the subadvisory fee contemplated under Schedule A to this Agreement to AQR, then: (i) AQR (and not the Co-Managers) shall be responsible for paying any and all compensation to CNH for CNH’s performance of services hereunder and (ii) the Co-Managers shall have no liability whatsoever to AQR or CNH or any other entity affiliated with AQR or CNH for any fees or expenses arising out of or relating to CNH’s performance of services hereunder. CNH further agrees and acknowledges that if the Co-Managers pay the entire amount of the subadvisory fee contemplated under Schedule A to this Agreement to CNH, then: (i) CNH (and not the Co-Managers) shall be responsible for paying any and all compensation to AQR for AQR’s performance of services hereunder and (ii) the Co-Managers shall have no liability whatsoever to CNH or AQR or any other entity affiliated with CNH or AQR for any fees or expenses arising out of or relating to AQR’s performance of services hereunder.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. Notwithstanding any other provision of this Agreement, the Subadviser shall not be liable for any loss to the Trust caused directly or indirectly by circumstances beyond the Subadviser’s reasonable control including, but not limited to, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, earthquakes, floods or other catastrophes, acts of God, wars or failures of communication or power supply, provided that: (i) the Subadviser has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations, and (ii) the Subadviser uses its best efforts to mitigate losses of the Trust. The Co-Managers shall indemnify the Subadviser, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Notwithstanding any limitations on liability contemplated hereunder, each of AQR and CNH shall have joint and several responsibility and liability to the Co-Managers for all investment advisory services furnished to the Trust pursuant to this Agreement. Under no circumstances shall any party hereto be liable to another for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Co-Managers or the Subadviser by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Each of AQR and CNH agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser. Upon a termination or expiration of this Agreement, the Co-Managers shall, at the expense of the party that initiates a termination of this Agreement in accordance with the provisions of this Section 5, and as promptly as practicable thereafter: (i) supplement the Prospectus to indicate that “AQR Capital Management, LLC” and “CNH Partners, LLC” no longer serve as subadvisers to the Trust; (ii) discontinue any new production or publication of sales literature bearing the names “AQR Capital Management, LLC” or “CNH Partners, LLC” or any related name, mark or logo; and (iii) “buckslip” or otherwise supplement sales literature in the possession of the Co-Managers or their affiliates bearing the names “AQR Capital Management, LLC” or “CNH Partners, LLC” or any related name, mark or logo to indicate that such firms no longer serve as subadvisers to the Trust. Notwithstanding the forgoing, the Co-Managers may, after any termination or expiration of this Agreement, retain copies of sales literature bearing the names “AQR Capital Management, LLC” or “CNH Partners, LLC” or any related name, mark or logo only to fulfill applicable legal, compliance, and regulatory requirements, and for their document retention purposes.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830, Attention: Bradley D. Asness.

6. Nothing in this Agreement shall limit or restrict the right of any of the directors, officers or employees of AQR or CNH who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of AQR or CNH to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by consent of the Co-Managers and the Subadviser, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin
Name: Timothy S. Cronin
Title: SVP, Investment Management

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: SVP, Investment Management

AQR CAPITAL MANAGEMENT, LLC

By: /s/ Emily A. Locher
Name: Emily A. Locher
Title: Vice President & Associate General Counsel

CNH PARTNERS, LLC

By: /s/ Brendan R. Kalb
Name: Brendan R. Kalb
Title: Associate General Counsel

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by AQR Capital Management, LLC (AQR) and CNH Partners, LLC (CNH) Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay the Subadviser an advisory fee on the net assets managed by AQR and CNH that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST Academic Strategies Asset Allocation	1.00% of average daily net assets to $100 million; and 0.90% of average daily net assets exceeding $100 million (Diversified Arbitrage only)

Dated as of June 25, 2010.